Exhibit 10.2

ServiceMaster Global Holdings, Inc.

Approval of airplane usage perquisite for Mark J. Barry

On September 22, 2015, the Compensation Committee of ServiceMaster Global Holdings, Inc. approved as a perquisite up to 50 hours of personal flight time on an annual basis for Mark J. Barry.